Exhibit 10.10

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made this 23rd day of May, 2019 (the “Agreement”) by and between Chris Waldeck (the “Executive”) and KONTOOR BRANDS, INC., a North Carolina corporation (the “Corporation”).

BACKGROUND

The Board of Directors of the Corporation (the “Board”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. In this connection, the Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Corporation’s management, including the Executive, to their assigned duties without distraction in the face of the potentially disturbing circumstances that could arise from the possibility of a change in control of the Corporation.

In order to induce the Executive to remain in the employ of the Corporation, the Corporation wishes to provide the Executive with certain severance benefits in the event his employment with the Corporation terminates subsequent to a change in control of the Corporation under the circumstances described herein.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    TERM. The term of this Agreement commences as of the date and year first above written and shall continue until the second anniversary of the date set forth above. The prior sentence notwithstanding, commencing on the first day after the second anniversary of the date set forth above and on the first day of each subsequent twelve-month period thereafter, the term of this Agreement shall automatically be extended for an additional twelve-month period beyond the then existing term. This Agreement shall terminate (except as set forth in the next sentence) if (a) the Corporation gives the Executive notice that it wishes to terminate this Agreement, in which case this Agreement shall terminate as of the date set forth in such notice or (b) the Executive’s employment with the Corporation is terminated for any reason, including transfer to a subsidiary company of the Corporation, in which case this Agreement shall terminate on the last day of the Executive’s employment with the Corporation; provided, however, that, if the Executive is transferred to a subsidiary company of the Corporation, the Corporation may waive the termination of this Agreement, by a written amendment of this Agreement, executed by both the Corporation and the Executive, which shall refer to this clause and shall be limited to the Executive’s transfer to the subsidiary company of the Corporation named in the amendment, unless another amendment is executed upon the Executive’s subsequent transfer to another subsidiary company of the Corporation. The Corporation may not give such notice and this Agreement shall not automatically terminate in the event the Executive’s employment with the Corporation terminates for any reason, including a transfer to a subsidiary company of the Corporation, (x) at any time while the Board of Directors of the Corporation has actual knowledge of an event or transaction that if consummated would constitute a “Change in Control” (as hereinafter defined) of the Corporation, unless or until the Board of Directors of the Corporation has determined, in its reasonable opinion, that the potential Change in Control has been abandoned and shall not be consummated, and the Board of Directors of the Corporation does not have actual knowledge of other events or transactions that if consummated would constitute a Change in Control of the Corporation or (y) within twenty-four months after the date a Change in Control occurs. It is understood that the Corporation may terminate the Executive’s employment at any time, subject to providing, if required to do so in accordance with the terms hereof, the severance benefits hereinafter specified.

2.    CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation and the Executive’s employment by the Corporation shall thereafter have been terminated by the Corporation or by the Executive under the circumstances described in paragraph 3(iii) hereof.

1.    Definition. For purposes of this Agreement, “Change in Control” shall mean the first to occur of:

(A)    an individual, corporation, partnership, group, association or other entity or “person,” as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”), other than (i) the Corporation, (ii) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a “Trust” or the “Trusts”), and (iii) any employee benefit plan of the Corporation or any subsidiary company of the Corporation, or any entity holding voting securities of the Corporation for or pursuant to the terms of any such plan (a “Benefit Plan” or the “Benefit Plans”), or any employee benefit plan(s) sponsored by the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Corporation’s outstanding securities ordinarily having the right to vote at elections of directors;

(B)    individuals who constitute the Board on the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection (B), considered as though such person were a member of the Incumbent Board. An “Approved Director,” for purposes of this subsection (B), shall mean any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee of the Corporation for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board; or

(C)    the approval by the shareholders of the Corporation of a plan or agreement providing for a merger or consolidation of the Corporation other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or for a sale, exchange or other disposition of all or substantially all of the assets of the Corporation.

2.    Exceptions. (A) Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to have occurred for purposes of this Agreement (I) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to, or a merger, consolidation or other reorganization involving the Corporation and the Executive, alone or with other officers of the Corporation, or any entity in which the Executive (alone or with other officers) has, directly or indirectly, at least a 5% equity or ownership interest or (II) in a transaction otherwise commonly referred to as a “management leveraged buy-out.”

(B) Clause 2(i)(A) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities solely as the result of an acquisition by the Corporation or any subsidiary company of the Corporation of voting securities of the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Corporation’s then outstanding securities by reason of share purchases by the Corporation or any subsidiary company of the Corporation and shall, after such share purchases by the Corporation or a subsidiary company of the Corporation, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation, then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under clause 2(i)(A) above. Notwithstanding the foregoing, in no event shall a Change in Control of the Corporation be deemed to occur under clause 2(i)(A) above if the Person acquiring such shares is the Trusts or Benefit Plans.

(C) Clauses 2(i)(A) and 2(i)(B) to the contrary notwithstanding, the Board may, by resolution adopted by at least two thirds of the directors comprising the Incumbent Board, declare that a Change in Control described in clauses 2(i)(A)(a) or 2(i)(B) has become ineffective for purposes of this Agreement if all of the following conditions then exist: (I) the declaration is made prior to the death or termination of employment of the Executive and within 120 days following the Change in Control; and (II) no Person, except for (x) the Trusts, and (y) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation’s outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Corporation’s then outstanding securities. If such a declaration shall be properly made, no benefits shall be payable hereunder as a result of such prior but now ineffective Change in Control, but benefits shall remain payable and this Agreement shall remain enforceable as a result of any other Change in Control unless it is similarly declared to be ineffective.

3.    TERMINATION FOLLOWING CHANGE IN CONTROL. The Executive shall be entitled to the severance benefits provided in Section 4 hereof if his employment is terminated within the 24-month period following a Change in Control of the Corporation (even if such 24-month period shall extend beyond the term of this Agreement or any extension thereof) unless his termination is (x) because of his death, (y) by the Corporation for Cause or due to the Executive’s Disability or (z) by the Executive other than for Good Reason.

(i)  Disability. The Corporation may terminate the Executive’s employment due to the Executive’s “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, he shall have been absent from his duties with the Corporation on a full-time basis for 26 consecutive weeks, and within 30 days after written notice of termination is given he shall not have returned to the full-time performance of his duties.

(ii)  Cause. The Corporation may terminate the Executive’s employment for Cause. For the purpose of this Agreement, the Corporation shall have “Cause” to terminate the Executive’s employment hereunder upon (A) the willful and continued refusal by the Executive substantially to perform his duties with the Corporation (other than any such refusal resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board which provides reasonable detail of the manner in which the Board believes that the Executive has refused substantially to perform his duties or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Corporation. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire members of the Board, at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) or (B) of the second sentence of this paragraph and specifying the particulars thereof in detail.

(iii) Good Reason. The Executive shall be entitled to terminate his employment, and receive benefits hereunder, for Good Reason at any time within 24 months after the date of a Change in Control of the Corporation. For purposes of this Agreement, “Good Reason” shall mean, unless the Executive shall have consented in writing thereto, any of the following:

(A)    a material reduction in the Executive’s authority or responsibilities, as compared to his authority or responsibilities immediately prior to the Change in Control or as the same may be increased after the Change in Control;

(B)    a material diminution in the budget for which the Executive is responsible;

(C)    a material reduction by the Corporation in the Executive’s compensation as in effect immediately prior to the Change in Control or as the same may be increased after the Change in Control;

(D)    a material change in the geographic location where the Executive is to provide services; or

(E)    a material breach of this Agreement on the part of the Corporation.

(iv) Notice of Termination. Any termination by the Corporation pursuant to paragraph 3(i) or 3(ii) hereof, or otherwise, or by the Executive pursuant to paragraph 3(iii) hereof, which, in any case, occurs within 24 months after a Change in Control of the Corporation, shall be communicated by written Notice of Termination (as hereinafter defined) to the other party hereto; provided that, in the case of a termination for Cause, there shall also have been delivered to the Executive the resolution required to be delivered pursuant to paragraph 3(ii) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In the case of termination by the Executive for Good Reason pursuant to paragraph 3(iii) hereof, the Executive must provide written Notice of Termination to the Corporation within 90 days of the event constituting Good Reason, the Corporation shall then have 30 days from its receipt of the Notice of Termination to remedy the facts and circumstances claimed to provide the basis for termination of the Executive’s employment for Good Reason, and the Executive shall not be deemed to have terminated employment for Good Reason unless and until the Corporation fails to remedy such circumstances during the 30 days following its receipt of the Notice of Termination.

(v) Date of Termination. “Date of Termination” shall mean (A) if this Agreement is terminated for Disability, the 31st day after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during the 30-day period preceding such 31st day), (B) if the Executive’s employment is terminated pursuant to paragraph 3(ii) above, the date specified in the Notice of Termination, and (C) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given, or, if the Corporation terminates the Executive’s employment without giving a Notice of Termination, the date on which such termination is effective.

4.    COMPENSATION UPON TERMINATION OR DURING DISABILITY.

(i)    During any period in which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his full base salary at the rate then in effect until his employment is terminated pursuant to paragraph 3(i) hereof. Thereafter, his benefits, if any, shall be determined in accordance with whatever disability income insurance plan or plans the Corporation may then have in effect; provided, however, that, if at the time Disability of the Executive is established the disability benefits then available are less advantageous to the Executive than the disability benefits which were available on the date the Change in Control became effective, then his termination of employment by the Corporation shall be deemed to have occurred as a voluntary termination for Good Reason under paragraph 3(iii) hereof and not by reason of Disability, and the provisions of paragraph 4(iii) hereof shall apply in lieu of the provisions of this paragraph 4(i).

(ii)    If the Executive’s employment shall be terminated for Cause or if the Executive’s employment is terminated by the Executive without Good Reason, the Corporation shall pay to him his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Corporation shall have no further obligations to the Executive under this Agreement.

(iii)    If the Corporation shall terminate the Executive’s employment other than pursuant to paragraph 3(i) or 3(ii) hereof within 24 months after a Change in Control of the Corporation, or if the Executive shall terminate his employment for Good Reason pursuant to paragraph 3(iii) hereof within 24 months after a Change in Control, then:

(A)    The Corporation shall pay to the Executive, not later than thirty (30) days following the Date of Termination, the Executive’s accrued but unpaid base salary through the Date of Termination, plus compensation for current and carried-over unused vacation and compensation days in accordance with the Corporation’s personnel policy, and reimbursement for all reasonable business expenses in accordance with the Corporation’s business expense policy.

(B)    In lieu of any further payments of salary to the Executive after the Date of Termination the Corporation shall pay to the Executive, not later than thirty (30) days following the Date of Termination and notwithstanding any dispute between the Executive and the Corporation as to the payment to the Executive of any other amounts under this Agreement or otherwise, a lump sum severance payment (the “Severance Payment”) equal to 2.99 times an amount equal to the sum of (1) the greater of the Executive’s highest annual base salary in effect at any time within the twelve-month period preceding a Change in Control or the Date of Termination, and (2) the greater of (I) the Target Incentive Award or Target Amount to which the Executive would have been entitled under the Corporation’s Executive Incentive Compensation Plan (the “EICP”) or Annual Discretionary Management Incentive Compensation Plan (the “ADMICP”), as applicable, and the base or target amount to which the Executive would have been entitled under any other annual cash bonus program of the Corporation, had he been employed by the Corporation at the end of the fiscal year in which the Date of Termination occurs, or (II) the highest amount awarded to the Executive under the EICP or ADMICP and under any other annual cash bonus program of the Corporation during the last three fiscal years prior to the Date of Termination.

(C)    In addition to the foregoing amounts payable under paragraph 4(iii)(A) and (B) above, the Executive will be entitled to the following:

(i)    a pro rata bonus for the year of termination equal to the Target Incentive Award or Target Amount under the EICP or ADMICP, as applicable, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed from the beginning of the fiscal year in which such termination occurs through the Date of Termination, and the denominator of which is the number of calendar days in the fiscal year, payable not later than thirty (30) days following the Date of Termination;

(ii)    any stock option rights held by the Executive which were not fully exercisable on the Date of Termination shall immediately become fully exercisable by the Executive and any restricted stock rights held by the Executive which were not fully vested on the Date of Termination shall immediately become fully vested;

(iii)    the Corporation shall maintain in full force and effect, for the Executive’s continued benefit, until the earlier of (I) 36 months after the Date of Termination or (II) the Executive’s 65th birthday, all life, medical and dental insurance programs in which the Executive was entitled to participate immediately prior to the Date of Termination; provided that his continued participation is possible under the general terms and provisions of such programs; provided, further, that, in the event the Executive’s participation in any such program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which he was entitled to receive under such programs;

(iv)    in addition to the benefits to which the Executive is entitled under the Corporation’s retirement plans in which he participates or any successor plans or programs in effect on the Date of Termination, the Corporation shall pay to the Executive in one lump sum in cash, an amount equal to the actuarial equivalent of the retirement pension to which the Executive would have been entitled under the terms of such retirement plan or programs had he accumulated 36 additional months of continuous service after the Date of Termination (or, if less, the number of months between the Date of Termination and the date on which the Executive attains normal retirement age under the plan) at his base salary rate in effect on the Date of Termination reduced by the single sum actuarial equivalent of any amounts to which the Executive is entitled pursuant to the provisions of said retirement plans and programs, discounted to reflect its then present value, paid at the same time as the Severance Payment; provided that, for purposes of this subparagraph (3), the actuarial equivalents shall be determined, and all other calculations shall be made, using the same methods and assumptions utilized under the Corporation’s retirement plan or programs; provided, however, that such methods and assumptions shall be no less favorable to the Executive than those in effect on the date of the Change in Control; and

(v)    If a Change of Control occurs and Executive becomes entitled to compensation under this Paragraph that would be subject to the excise tax imposed under Section 4999 of the Code, the Company shall reduce its payment of Separation Benefits to the Participant to $1.00 less than that amount which would trigger the excise tax if such reduction would result in the Participant receiving an equal or greater after-tax benefit than the Participant would receive if the full Separation Benefits were paid.

(vi)    The Executive’s right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan, agreement or arrangement relating to employee benefits provided by the Corporation.

(vii)    The Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this paragraph 4 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(viii)    The Corporation may, but shall not be obligated to, provide security for payment of the amounts set forth in this Agreement in a form that will cause such amounts to be includible in the Executive’s gross income only for the taxable year or years in which such amounts are paid to the Executive under the terms of this Agreement. The form of security may include a funded irrevocable grantor trust established so as to satisfy any published Internal Revenue Service guidelines.

(ix)    The Corporation may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.    FEES AND EXPENSES. The Corporation shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and other such expenses included in connection with any litigation or appeal) incurred by the Executive as a result of (i) his termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) his seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation under which he is or may be entitled to receive benefits. The Corporation further agrees to pay prejudgment interest on any money judgment against the Corporation obtained by the Executive in any arbitration or litigation against it to enforce such rights calculated at the prime interest rate of Wachovia Bank, N.A., or its successor, in effect from time to time from the date it is determined that payment(s) to him should have been made under this Agreement. In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Corporation under this paragraph 5 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of such legal fees and expenses that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Corporation is obligated to pay in any other calendar year, (iii) the Executive’s right to have the Corporation pay such legal fees and expenses may not be liquidated or exchanged for any other benefit and (iv) the fees and expenses described herein shall be reimbursed until the 5th anniversary of the Change in Control.

6. SUCCESSORS;	BINDING AGREEMENT.

(i)    This Agreement shall inure to the benefit of and be binding on any successor to all or substantially all of the Corporation’s business and/or assets.

(ii)    This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

7.    NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed in the case of the Executive, to the most recent home address on file with the Company and in the case of the Corporation, to its principal executive offices, provided that all notices to the Corporation shall be directed to the attention of its Chief Executive Officer with copies to the Secretary of the Corporation and to the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.    MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not be assigned in whole or in part without the prior written consent of the non-assigning party; provided, however, this sentence shall not be construed to relieve the Corporation or any successor (whether direct or indirect) from liability hereunder as provided in paragraph 6. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (but not the law of conflicts of laws) of the State of North Carolina. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

9.    VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

10.  SECTION 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments made under this Agreement upon a “termination,” “resignation,” or similar term shall only be made upon a “separation from service” under Section 409A. Additionally, any payments or benefits provided under this Agreement shall be treated as separate payments for purposes of Section 409A of the Code. Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of

Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) with the Corporation or (b) the date of the Executive’s death (the “Delayed Payment Date”). Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period (including, without limitation, upon the Delayed Payment Date, where applicable), all payments deferred pursuant to this paragraph 10 shall be paid in a lump sum and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Witness:	EXECUTIVE

/s/ Laurel Krueger	/s/ Chris Waldeck

Attest:	KONTOOR BRANDS, INC.

/s/ Scott Shoener	By:	/s/ Katy Barclay
Scott Shoener		Katy Barclay
Chief Human Resources Officer		Chairman, Talent & Compensation Committee